Exhibit 5.1

701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 PHONE 206.883.2500 FAX 206.883.2699 www.wsgr.com

June 29, 2018

Domo, Inc.
772 East Utah Valley Drive
American Fork, UT 84003

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Domo, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 10,061,483 shares of your Class B common stock, par value $0.001 per share (the “Shares”), consisting of: (i) 5,306,860 shares of Class B common stock to be issued under the 2018 Equity Incentive Plan (the “2018 Plan”), (ii) 1,047,684 shares of Class B common stock to be issued under the 2018 Employee Stock Purchase Plan (the “2018 ESPP”), and (iii) 3,706,939 shares of Class B common stock which are subject to currently outstanding awards under the 2011 Equity Incentive Plan (the “2011 Plan,” and together with the 2018 Plan and 2018 ESPP, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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